UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Calavo Growers, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The First Name in Avocados

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2013

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Calavo Growers, Inc., a California corporation, will be held on April 24, 2013 at 1:00 p.m. Pacific Time at 15765 W. Telegraph Road, Santa Paula, California, 93060 for the following purposes:

(1)	To elect thirteen directors, each for a term of one year;

(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2013;

(3)	To conduct an advisory vote on executive compensation;

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The close of business on February 27, 2013 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1141-A Cummings Road, Santa Paula, California.

Accompanying this Notice is a proxy. Whether or not you expect to be at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted. To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 19, 2013.

All shareholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors,
Chief Executive Officer and President

March 13, 2013

Santa Paula, California

The First Name in Avocados

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Calavo Growers, Inc. to be held on Wednesday, April 24, 2013, beginning at 1:00 p.m. local time, at 15765 W. Telegraph Road, Santa Paula, California, 93060 and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about March 13, 2013 in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on April 24, 2013. As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the annual meeting of shareholders;

•	Our 2012 Annual Report, which includes key information from our 2012 Form 10-K; and

•	A proxy card or a voting instruction card for the annual meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers for fiscal 2012, and other required information.

How may I obtain a copy of Calavo’s 2012 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2012 Annual Report to Shareholders, which includes key information from our 2012 Form 10-K, is enclosed. Shareholders may request another free hard copy of our 2012 Annual Report to Shareholders and/or a free copy of our entire Form 10-K, from:

Corporate Controller

Calavo Growers, Inc.

1141A Cummings Road

Santa Paula, California 93060

(805) 525-1245

Calavo also will furnish any exhibit to our 2012 Form 10-K, if specifically requested, for a fee of $0.20 per page to cover our expenses.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2013

This proxy statement, the accompanying proxy, our 2012 Annual Report to Shareholders and our 2012 Form 10-K are also available on our website at http://www.calavo.com.

How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered. Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to Calavo Growers, Inc., 1141-A Cummings Road, Santa Paula, California 93060, Attention James Snyder, or by calling Mr. Snyder at (805) 525-1245.

How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the annual meeting are:

•	The election of directors

•	The ratification of Calavo’s independent registered public accounting firm for the 2013 fiscal year

•	Advisory vote on executive compensation

We also will consider any other business that properly comes before the annual meeting. See question below.

What happens if additional matters are presented at the annual meeting?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Lecil E. Cole and J. Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the thirteen nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2013 fiscal year, and FOR the approval of the compensation of Calavo’s named executive officers.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending these proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting, unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on February 27, 2013, the Record Date for the annual meeting, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, we estimate Calavo had approximately 14.9 million shares of common stock issued and outstanding.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the annual meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Calavo shareholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards (generally obtained from broker or trustee) provided and mailing them in the accompanying pre-addressed envelopes.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the annual meeting.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary at the address shown under the question below titled, “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?” prior to your shares being voted or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote “FOR,” “WITHHOLD AUTHORITY” or “ABSTAIN” with respect to each of the nominees. You also may cumulate your votes as described in the question below titled, “Is cumulative voting permitted for the election of directors?.”

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2013 fiscal year.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote on executive compensation.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, and FOR the advisory approval of the compensation of Calavo’s named executive officers).

What is the voting requirement to approve each of the proposals?

In the election of directors, the thirteen director candidates receiving the highest number of affirmative votes will be elected. Approval to ratify the appointment of our independent registered public accounting firm for the 2013 fiscal year and approval of the advisory vote on executive compensation each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the annual meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), and the advisory vote on executive compensation (Proposal No. 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1 and 3.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 13 directors to be elected at the annual meeting, you may allocate 1,300 “FOR” votes (13 times 100) among as few or as many of the 13 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the annual meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote by proxy card or voting instruction card and sign your card with no further instructions, Lecil E. Cole and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on February 27, 2013, the record date for the annual meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company Broadridge Financial Solutions.

Who will bear the cost of soliciting votes for the annual meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Broadridge Financial Soluations, to assist with the solicitation of proxies from the shareholders of record for a fee of approximately $10,000, plus expenses. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results on a Form 8-K filed with the SEC shortly after our annual meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

250 Royall St

Canton, MA 02021

(800) 962-4284

Annual Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, and an advisory vote on executive compensation. In addition, management will report on our performance during fiscal year 2012 and respond to questions from shareholders.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. To accommodate the largest number of shareholders at the meeting, we request that you indicate your intent to attend by calling Eyvonne Ortega at (805) 921-3244 by April 19, 2013.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 13, 2013. If the date of next year’s annual meeting is moved more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate address:

Corporate Secretary

Calavo Growers, Inc.

1141A Cummings Road

Santa Paula, California 93060

If notice of a shareholder proposal submitted outside the process of Rule 14a-8 is not received by our Corporate Secretary by January 27, 2014, the persons named in our proxy for the next annual meeting of shareholders will have discretionary authority to vote on the proposal in accordance with their best judgment.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. Our bylaws state that the shareholder must deliver notice of the nomination to our Corporate Secretary not less than 30 days, nor more than 120 days, prior to the date of the meeting. The notice must set forth the information that is specified in the bylaws, including information about both the director candidate and the shareholder who has proposed the candidate.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.

How may I communicate with Calavo’s Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics is posted on our Internet site at http://www.calavo.com.

Shareholders may request free printed copies of our code of ethics and our Board committee charters from:

Calavo Growers, Inc.

Attention: Corporate Secretary

1141-A Cummings Road

Santa Paula, CA 93060

(805) 525-1245

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has thirteen directors. The Board has recommended the election of the thirteen director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules: James Helin, George Barnes, John Hunt, Marc Brown, Michael A. DiGregorio, Egidio Carbone, Jr., and Steven Hollister.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating and Corporate Governance, and (4) Compensation. The membership during the last fiscal year through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2012, the Board held 10 meetings. Each director attended at least 75% of all Board and applicable Committee meetings for which he or she served as a Committee member. Directors are encouraged by the Board to attend annual meetings of Calavo’s shareholders, and all of our directors attended the 2012 annual meeting of shareholders.

The Board has determined that each current member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the Securities and Exchange Commission (the “SEC”) regarding the independence of audit committee members. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Director(1)	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Lecil E. Cole	**
James D. Helin				*
George H. Barnes		*	*
Harold S. Edwards	*
Egidio Carbone, Jr.		**
Donald M. Sanders	*
Dorcas H. Thille (McFarlane)	*
Scott Van Der Kar	*
J. Link Leavens	*
John M. Hunt		*	**
Steven Hollister		*		**
Marc L. Brown			*
Number of meetings in fiscal year 2012	2	4	2	5

*	Member.
**	Chair.
(1)	Michael A. DiGregorio has not been appointed to any committees of the board of directors, and therefore not included above.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of our internal audit function and the independent registered public accounting firm, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons. The Audit Committee works closely with management as well as the independent registered public accounting firm.

The Board has determined that Egidio Carbone, Jr. is an audit committee financial expert as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 33. The charter of the Audit Committee is on our website at http://www.calavo.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

The charter of the Nominating and Corporate Governance Committee is on our website at http://www.calavo.com.

Compensation Committee. The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. The Compensation Committee may not delegate its duties or responsibilities within the scope of its authority pursuant to its charter. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com.

Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors. The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon applicable facts and circumstances. The Board believes that presently it is in the best interest of Calavo and its shareholders that the positions of Chairman of the Board and CEO should not to be separated. Mr. Cole’s diverse history with Calavo, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of Calavo’s day-to-day operations.

Although the Board has not designated any other director to serve as its “lead independent director,” all of Calavo’s other directors have access to the CEO and other Calavo executives on request. In addition, Calavo’s independent directors serve actively on Board committees and may request agenda topics to be addressed at Board and committee meetings.

Risk Oversight

The Board has delegated certain duties with respect to risk oversight for Calavo to the Audit Committee. One of the Audit Committee’s duties is to identify and review with senior corporate management issues concerning the key areas of business and financial risk to which Calavo is exposed. In this context “business and financial risk” is broadly construed to include risks, of whatever nature or source: (1) to the achievement of Calavo’s strategic or tactical objectives and its financial plans; (2) to management effectiveness; (3) to Calavo’s reputation or legal position; and (4) to Calavo’s financial condition, results of operations or cash flows.

The Board has delegated to the Compensation Committee the duty to consider whether Calavo’s compensation practices and policies for its executive officers create unnecessary risks to Calavo. The Compensation Committee reports back to the full Board with respect to its assessment.

Director Nominees

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Calavo Growers, Inc.

1141A Cummings Road

Santa Paula, CA 93060

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers—Shareholder Proposals, Director Nominations and Related Bylaw Provisions—How may I recommend or nominate individuals to serve as directors?

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders. Although the Nominating and Corporate Governance Committee believes that director nominees should add to the range of backgrounds and experiences of Calavo directors, neither the Nominating and Corporate Governance Committee nor the Board has a policy regarding the consideration of diversity in identifying and evaluating director nominees.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. In fiscal 2011, in connection with our consideration of the compensation of our directors, we used Farient Advisors to assist in the establishing director compensation. In addition, from time to time, the Compensation Committee obtains information collected from public and private sources regarding the compensation for directors of comparably sized companies. The Compensation Committee considers the information obtained from these sources in connection with establishing director fees, and stock based compensation for our directors.

The Compensation Committee does not believe that the compensation of our directors should be established solely by reference to the compensation programs of other companies or that the compensation of our directors should be set as a specified percentage of the average compensation that is paid to directors of other companies. However, the Compensation Committee believes that collecting and reviewing of this information is a useful resource in providing information about current compensation practices for directors of comparably sized companies.

Each of our non-employee directors is paid a $10,000 annual retainer for services rendered from January to December and is reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director. Each non-employee director also receives cash compensation of $2,000 for each day of attendance at each Board meeting. Additionally, committee members receive $500 per committee meeting attended, although members of the Executive Committee receive a meeting fee of $1,000 per Executive Committee meeting attended.

For the 2012 and 2011 fiscal years, the chairs of the Audit Committee and the Compensation Committee each received a retainer of $20,000, and the chair of the Nominating and Corporate Governance Committee received a retainer of $15,000. Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board of Directors.

On January 26, 2012, all 12 of our non-employee directors were granted 1,000 restricted shares each (total of 12,000 shares). These shares have full voting rights and participate in dividends as if unrestricted. The closing price of our stock on such date was $27.68. As of January 1, 2013, all shares have vested and are now unrestricted.

Director Compensation Table

The following table summarizes compensation that our directors (other than Lecil Cole, a named executive officer) earned during fiscal 2012 for services as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option/Stock Awards ($)(1)	Total ($)	Options Held at 10/31/12
George Barnes	$53,000	$28,000(2)	$81,000	5,000
Marc Brown	$52,500	$28,000(2)	$80,500	15,000
Egidio Carbone	$63,000	$28,000(2)	$91,000	12,000
Harold Edwards	$51,000	$28,000(2)	$79,000	5,000
Steven Hollister	$59,500	$28,000(2)	$87,500	9,000
John Hunt	$58,000	$28,000(2)	$86,000	—
J. Link Leavens	$49,000	$28,000(2)	$77,000	5,000
Dorcas Thille (McFarlane)	$51,000	$28,000(2)	$79,000	5,000
Donald Sanders	$51,000	$28,000(2)	$79,000	6,800
Alva Snider(3)	$18,000	$28,000(2)	$46,000	5,000
Scott Van Der Kar	$51,000	$28,000(2)	$79,000	—
James Helin	$51,500	$28,000(2)	$79,500	10,000

Total	$608,500	$336,000	$944,500	77,800

(1)

Valuation is based on the dollar amount of restricted stock recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 with respect to fiscal 2012. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be realized by the directors with respect to these awards.

(2)

The grant date fair value of restricted stock granted during fiscal year 2012 for all non-employee directors, excluding Michael A. DiGregorio who was not yet a director, was computed in accordance with FASB ASC Topic 718, was $336,000. Such grant vested in full on January 26, 2013. The market price of our common stock at the grant date was $27.68.

(3)	Mr. Snider passed away on May 9, 2012. At such time, Mr. Snider’s options and restricted stock vested.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are thirteen nominees for election to our Board this year. All of the nominees, other than Michael A. DiGregorio (who was appointed by the Board as a director in January 2013 after having been recommended for that position by the Nominating and Corporate Governance Committee) have served as directors since the last annual meeting. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.

The thirteen director candidates receiving the highest number of affirmative votes at the annual meeting will be elected.

If you sign your proxy or voting instruction card, but do not give instructions with respect to voting for directors, your shares will be voted for the thirteen persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the thirteen persons who will be voted upon at the annual meeting. See “Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?” for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Cole and Mr. Leavens, will vote for a nominee or nominees designated by the Board.

Lecil E. Cole	Director since 1982

Mr. Cole, age 73, has served as our Chairman of the Board of Directors, Chief Executive Officer and President since February 1999. He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996. Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996 (both of these entities were acquired by Calavo in 2008). Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Cole’s vast and diverse history with Calavo, from both an operational standpoint and that of a member of management, are vital to the Board’s collective knowledge of our day-to-day operations. Mr. Cole also provides great insight as to how Calavo grew into the organization that it is today. His institutional knowledge is an invaluable asset to the Board in effecting its oversight of Calavo and its path into the future. Mr. Cole’s presence on the Board also allows for a flow of information and ideas between the Board and management.

George H. Barnes	Director since 2004

Mr. Barnes, age 80, has owned and operated avocado groves since 1988 and has served as a member of the California Avocado Commission for eight years. Mr. Barnes was a director of Calavo from 2000 through 2002.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Barnes’ diverse experience in the agriculture industry has provided the Board insight and understanding that has assisted the Board’s oversight of Calavo.

James D. Helin	Director since 2011

Mr. Helin, age 70, is a management consultant with JDH Associates and has over 35 years of experience in consumer marketing on numerous national packaged goods brands. Additionally, Mr. Helin has a wide-range of agricultural commodity experience and knowledge in both executive management and marketing management. He has served as a board member on numerous companies’ boards of directors.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Helin’s wide array of experience in the business world give the Board a unique perspective. Mr. Helin’s collective experiences allow him to better appreciate the issues management faces.

Donald M. Sanders	Director since 2002

Mr. Sanders, age 65, has served as President and Owner of S&S Grove Management Services, Inc. since 1991. In addition, Mr. Sanders has ownership interests in S&S Ranch and Rancho Santo Tomas which include an aggregate of 134 acres of avocado orchards.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Sander’s diverse experience in the agriculture industry has provided the Board vast insight and understanding that has assisted the Board’s oversight of Calavo.

Michael A. DiGregorio	Director since 2013

Mr. DiGregorio, age 58, has spent the past 30 years in senior financial and operating capacities in domestic and international markets. A CPA by background, he has been CFO of public and private companies, and also as president of two large organizations. Thirteen of those years were spent working with private equity groups, in which he helped transform underperforming companies and helped add significant market value to these enterprises.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. DiGregorio’s 30-year experience in financial and operating capacities is very beneficial to the Board and Calavo as a whole. Mr. DiGregorio’s vast experiences and successes in the business world are also an invaluable asset to the Board as it evaluates not only the Company’s present circumstances, but the direction it will head in the future.

Scott Van Der Kar	Director since 1994

Mr. Van Der Kar, age 58, has served as a manager of his family’s farm, Pinehill Ranch, since 1978. The Van Der Kar family farms approximately 100 acres of avocados and has been delivering avocados to Calavo since 1959. He is a current member of the board of the California Chermoya Association, a former member of the board of the Santa Barbara County Workforce Investment Board, and is a former director of the Santa Barbara County Farm Bureau.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Van Der Kar’s diverse experience in the agriculture industry has provided the Board with valuable insight and understanding that has assisted the Board’s oversight of Calavo.

J. Link Leavens	Director since 1987

Mr. Leavens, age 61, is the general manager of Leavens Ranches, a family partnership that farms 1100 acres of lemons and avocados in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been Calavo members since 1956.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Leavens’ experience in managing agricultural partnerships and properties for over 35 years provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Dorcas H. Thille (McFarlane)	Director since 1986

Ms. Thille (McFarlane) age 81, owns and operates the J.K. Thille Ranches, a 280-acre farm on which avocados, lemons and vegetables have been grown since 1949. She is a former member of the board of the Saticoy Lemon Association, as well as a former member of the Agricultural Issues Center of the University of California. She served on the board of the Agricultural Council of California and as chairman of the board. In addition, she served on the University of California President’s Advisory Commission.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Ms. Thille’s history with Calavo is vital to the Board’s collective knowledge of Calavo’s operations. Ms. Thille also provides great insight as to how Calavo grew into the organization that it is today.

John M. Hunt	Director since 1993

Mr. Hunt, age 56, has served as the General Manager of Embarcadero Ranch since 1982 where he manages a 400-acre avocado and citrus ranch.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hunt’s diverse experience in the agriculture industry has provided the Board with significant insight and understanding that has assisted the Board’s oversight of Calavo.

Egidio Carbone, Jr.	Director since 2005

Mr. Carbone, age 72, served as Vice-President, Finance and Corporate Secretary for Calavo from 1980 to 2002. He was also an active CPA from 1967 to 2002 in the State of California and has taught accounting and finance at the college level. He has served as a member of the board of directors of the California Avocado Commission from 2008 to present.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Carbone’s experience as Calavo’s former Vice-President, Finance and Corporate Secretary is invaluable to the insight of the Board of Directors. Mr. Carbone’s experience is also significant to the Board and to the Audit Committee in understanding today’s complex and ever-changing accounting rules and regulations.

Harold Edwards	Director since 2006

Mr. Edwards, age 47, has been the President and Chief Executive Officer of Limoneira Company, an agricultural, real estate and community development company, since November 2004. Prior to joining Limoneira Company, Mr. Edwards was the President of Puritan Medical Products, a division of Airgas Inc. from January 2003 to November 2004; Vice President and General Manager of Latin America and Global Expert of Fisher Scientific International, Inc. from September 2001 to December 2002; General Manager of Cargill Animal Nutrition Philippines operations, a division of Cargill, Inc., from May 2001 to September 2001; and Managing Director of Agribrands Philippines, Inc., a division of Agribrands International (Purina) from 1999 to 2001.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Edwards’ wide array of experiences in the business world give the Board a unique perspective on not only its business, but also the broader economy. Mr. Edwards’ experiences as an executive of other companies allow him to better appreciate the day-to-day issues management faces, thereby allowing for better communications between the Board and management.

Steven Hollister	Director since 2008

Mr. Hollister, age 55, has been Vice President of Sunrise Mortgage & Investment Company, a commercial mortgage broker, since 2006. Additionally, Mr. Hollister served as Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center from 2002 to 2006. In addition, Mr. Hollister was Senior Vice President of Central Coast Farm Credit for 17 years.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hollister’s diverse business experience in finance and agriculture gives the Board insight into Calavo’s present circumstances and future direction.

Marc L. Brown	Director since 2010

Mr. Brown, age 61, has been a member of TroyGould PC, a Los Angeles law firm, since 2000. TroyGould PC represents Calavo as legal counsel. Mr. Brown brings to the Board of Directors over thirty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, corporate governance, executive compensation, and compliance with the United States securities laws.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Brown’s extensive experience as an attorney makes him a valuable resource for our Board of Directors in its analysis of a variety of business and legal issues.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the thirteen nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2013. During fiscal 2012, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax services. See “Principal Auditor Fees and Services” on page 32. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and, if they desire, make a statement. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis. The Board determined to follow the stockholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s executive officers. Our five named executive officers are identified below in the Summary Compensation Table.

Calavo has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of Calavo’s named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2013 Proxy Statement of Calavo Growers, Inc. pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. The Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the annual meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2013, concerning beneficial ownership by:

•	Holders of more than 5% of our common stock;

•	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and

•	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo’s records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of April 1, 2013 (60 days after February 1, 2013) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of February 1, 2013	Percent of Common Stock Beneficially Owned as of February 1, 2013
Lecil E. Cole	1,165,406	7.8%
FMR LLC	1,050,786	7.1
BlackRock Inc.	1,000,772	6.7
Limoneira Company	665,000	4.5
J. Link Leavens(3)	383,852	2.6
Scott Van Der Kar(2)	126,704	*
Dorcas H. Thille (McFarlane)	125,957	*
John M. Hunt	47,000	*
Donald M. Sanders(5)	38,222	*
Egidio Carbone, Jr(6)	17,300	*
Steven Hollister(7)	14,000	*
Marc L. Brown(4)	10,000	*
Arthur J. Bruno	9,942	*
George H. Barnes(8)	8,400	*
Harold Edwards(9)	7,900	*
James Helin	2,000	*
Michael A. DiGregorio	1,000	*
Robert J. Wedin	1,000	*
Michael A. Browne	—	*
All directors and executive officers as a group (17 persons)	1,964,105	13.2

*	Less than 1.0%.
(1)

The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109; and the address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The information for such entities presented in the above table and the preceding sentence is based upon a Schedule 13G filed by each of FMR LLC and BlackRock, Inc. with the SEC and may not reflect the current number of shares of common stock held by either entity. The address of every other person named in the above table is the address of Calavo, which is 1141-A Cummings Road, Santa Paula, CA, 93060.

(2)	Includes 126,704 shares held by Mr. Van Der Kar as trustee in multiple family trusts.
(3)	Includes 5,000 shares that may be acquired upon the exercise of outstanding stock options. Includes 282,574 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(4)	Includes 7,000 shares that may be acquired upon the exercise of outstanding stock options.
(5)	Includes 6,800 shares that may be acquired upon the exercise of outstanding stock options.
(6)	Includes 6,000 shares that may be acquired upon the exercise of outstanding stock options. Includes 11,300 shares held by Mr. Carbone as trustee in a family trust.
(7)	Includes 5,000 shares that may be acquired upon the exercise of outstanding stock options. Includes 9,000 shares held by Mr. Hollister as trustee in a family trust.
(8)	Includes 5,000 shares that may be acquired upon the exercise of outstanding stock options. Includes 3,400 shares held by Mr. Barnes as trustee in a family trust.
(9)	Includes 5,000 shares that may be acquired upon the exercise of outstanding stock options. Mr. Edwards is the Chief Executive Officer of Limoneira Company. Mr. Edwards disclaims beneficial ownership of any shares of our common stock that are owned by Limoneira Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2012, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the following exceptions: Scott Van Der Kar (late on one Form 4 representing four transactions), Donald Sanders (late on one Form 4 representing three transactions), Dorcas Thille (McFarlane) (late on three Form 4s representing seven transactions), and John Hunt (late on one Form 4 representing one transaction). In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	The benefits to Calavo;

•

The impact or potential impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services; and

•	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;

2.	Transactions valued at the lesser than $200,000 or 2% of the other company’s consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company’s shares;

3.	Transactions where all shareholders receive proportional benefits; and

4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Six of our thirteen directors are controlling shareholders, partners, and/or executive officers of entities that market in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements. During the fiscal year ended October 31, 2012, we paid the following amounts to each of those six directors, including to any entity affiliated with the director, with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
Lecil E. Cole	$2,922,960
Donald M. Sanders	458,387
Scott Van Der Kar	898,733
J. Link Leavens	2,324,524
Dorcas H. Thille (McFarlane)	347,360
Harold Edwards(1)	12,542,595

(1)	As president of Limoneira Company

Accounts payable to these Board members were $0.9 million as of October 31, 2012.

Director Marc Brown is a member of the law firm of TroyGould PC, which represents Calavo as legal counsel. During the fiscal year ended October 31, 2012, Calavo Growers, Inc. paid fees aggregating approximately $107,000 to TroyGould PC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2012 fiscal year. Those executive officers are referred to below as the “named executive officers.”

At the 2012 annual meeting of the shareholders, the shareholders on an advisory basis approved the compensation of the executive officers of Calavo as disclosed in Calavo’s 2012 proxy statement. Based upon the results of this shareholder advisory vote, the Compensation Committee has determined to follow the stockholders’ recommendation and to continue to follow its compensation policies and procedures.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

•	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, such as financial and operational performance, as measured by metrics such as net income. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash bonus awards that are based upon the achievement of objective performance goals such as net income levels, and other benefits and perquisites. While not routine, from time to time the Compensation Committee may issue long-term equity incentives in the form of stock options or restricted stock grants. Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances.

We view these components of compensation as related, but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee’s most recent review occurred in January 2013.

From time to time, the Compensation Committee’s meetings include, for all or a portion of each meeting, our Chief Executive Officer, a recording secretary and/or other Board members. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise. Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code to the maximum extent possible. Section 162(m) generally prohibits us from deducting the compensation of a named executive officer that exceeds $1,000,000 for a fiscal year unless that compensation is based on the achievement of objective performance goals and unless other specified requirements of Section 162(m) are satisfied. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible under Section 162(m) if we conclude that such compensation is appropriate to retain and motivate our executive officers.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. As a result, the Compensation Committee regularly reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

In October 2010, in connection with our consideration of the compensation of our executive officers for the 2011 fiscal year, we prepared and considered a survey of the compensation that nine public companies in our line of business paid to their named executive officers during the prior fiscal year. The companies in the survey had market capitalizations ranging from approximately $150 million to $850 million. The companies in the survey, in ascending order of market capitalization were: John B. Sanfillippo & Son, Inc.; Landec Corp.; Limoneira Company; Smart Balance, Inc.; Chiquita Brands International; The Andersons, Inc.; Lance, Inc.; Dole Food Company, Inc.; and Diamond Foods, Inc.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies. However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually, and increases are based on our performance and individual performance.

In February 2012, the compensation committee increased all of our executive officers’ annual base salaries by 3%. Mr. Cole’s annual base salary increased to approximately $526,000, Mr. Bruno’s base salary increased to approximately $292,000, and the base salaries of Messrs. Ahmer, Browne, and Wedin increased to approximately $234,000. In awarding these increases, the Committee primarily considered the base salaries paid by our peer companies to similarly situated executives. The Compensation Committee believes that this increase in these base annual salaries was necessary to continue to retain these services in a competitive market. For 2012, the base salaries accounted for approximately 30% of total compensation for our Chief Executive Officer and approximately 45% on average for our other named executive officers.

In February 2013, the Compensation Committee increased our named executive officers’ base salaries for the 2013 fiscal year by 3%, to the following amounts:

Executive Officer	Base Salary for Fiscal 2013
Lecil Cole	$545,982
Arthur Bruno	$302,844
Alan Ahmer	$242,625
Michael Browne	$242,625
Robert Wedin	$242,625

In awarding these base salary increases, the Compensation Committee reviewed the base salaries that are paid to executive officers by the nine peer group companies in the compensation survey referred to above under “Review of Compensation Surveys.” The Compensation Committee believes that this increase in executive officers’ base salaries was necessary to retain these executive officers in a competitive market.

Annual Performance-Based Cash Bonus Awards

During each fiscal year, the Compensation Committee evaluates our cash bonus compensation practices in light of the objectives of the compensation program. As a result of this evaluation, the Compensation Committee determined that it was appropriate for our executive officers to be eligible to receive performance-based cash payments upon our achievement of specified performance goals based upon our net income for the 2012 fiscal year. For each named executive officer, the Compensation Committee provided that the executive officer would receive a percentage of our net income if we achieved a threshold net income of $14,000,000.

The Compensation Committee believes that basing cash bonuses on the achievement of specified levels of net income provides a correlation between executive compensation and company performance. A named executive officer’s entitlement to a performance-based cash payment is not accelerated in the event of the executive officer’s termination of employment or in the event of a change-in-control of Calavo.

For the 2012 fiscal year, the percentage of our net income that each named executive officer was entitled to receive as a performance-based cash bonus was as follows:

Executive Officer	Net income: $14M- $15M, bonus percent of net income:	Net income: $15M- $16M, bonus percent of net income:	Net income: $16M- $17M, bonus percent of net income:	Net income: $17M- $18M, bonus percent of net income:	Net income: $18M- $19M, bonus percent of net income:	Net income: $19M- $20M, bonus percent of net income:	Net income: $20M- $21M, bonus percent of net income:	Net income: $21M- $22M, bonus percent of net income:
Lecil Cole	3.50%	4.00%	4.50%	5.00%	5.50%	6.00%	6.50%	7.00%
Arthur Bruno	1.25%	1.60%	1.95%	2.30%	2.65%	3.00%	3.25%	3.50%
Alan Ahmer	0.50%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%	2.25%
Michael Browne	0.50%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%	2.25%
Robert Wedin	0.50%	0.75%	1.0%	1.25%	1.5%	1.75%	2.0%	2.25%

The executive officers shown above were not eligible to receive bonuses unless net income for our 2012 fiscal year was at least $14,000,000, which the Compensation Committee concluded was the minimum net income that would result in increased shareholder value. For each $1,000,000 of our net income above the $22,000,000 shown above, the percentage of net income that each named executive officer was eligible to receive increased by 0.50% for Mr. Cole, and 0.25% for Messrs. Bruno, Ahmer, Browne and Wedin.

Our net income for the 2012 fiscal year was $17,052,000. In January 2012, the Compensation Committee awarded the following cash bonuses to the named executive officers based upon the bonus percentages set forth above and based upon our 2012 fiscal year net income:

Executive Officer	Cash Bonus for Fiscal 2012
Lee Cole	$776,050
Arthur Bruno	$396,648
Alan Ahmer	$215,569
Michael Browne	$215,569
Robert Wedin	$215,569

In January 2013, the Compensation Committee established performance-based compensation awards for the named executive officers for the 2013 fiscal year. For the 2013 fiscal year, the percentage of our net income that each named executive officer may be entitled to receive as a performance-based cash bonus is as follows:

Executive Officer	Net income: $16M- $18M, bonus percent of net income:	Net income: $18M- $20M, bonus percent of net income:	Net income: $20M- $22M, bonus percent of net income:	Net income: $22M- $24M, bonus percent of net income:	Net income: $24M- $26M, bonus percent of net income:	Net income: $26M- $28M, bonus percent of net income:	Net income: $28M- $30M, bonus percent of net income:	Net income: $30M & above bonus percent of net income:
Lecil Cole	3.00%	3.50%	4.00%	4.50%	5.00%	5.50%	6.00%	6.50%
Arthur Bruno	0.75%	1.15%	1.55%	1.925%	2.30%	2.65%	3.00%	3.25%
Alan Ahmer	0.40%	0.625%	.85%	1.05%	1.25%	1.50%	1.75%	2.00%
Michael Browne	0.40%	0.625%	.85%	1.05%	1.25%	1.50%	1.75%	2.00%
Robert Wedin	0.40%	0.625%	.85%	1.05%	1.25%	1.50%	1.75%	2.00%

The executive officers shown above are not eligible to receive bonuses unless net income for our 2013 fiscal year is at least $16,000,000, which the Compensation Committee concluded was the minimum net income that would result in increased shareholder value.

The Compensation Committee reserves the right to pay discretionary bonuses to the named executive officers, depending on the facts and circumstances encountered during fiscal year 2013.

Equity Compensation Awards

Although we do not currently impose any requirement that an executive officer must own a specified amount of our common stock, we believe that stock ownership by our named executive officers can provide an important incentive to build shareholder value and align the interests of our named executive officers with those of our shareholders. The Compensation Committee develops its equity award determinations based on its judgments as to whether the complete compensation package provided to our named executive officers (taking into account prior equity awards) is sufficient to retain, motivate and adequately reward the executive officers.

We have not granted any equity awards to our named executive officers since our 2005 fiscal year. We believe that the base salaries and the cash performance-based awards that our named executive officers have received since 2005, have sufficiently motivated our executive officers and that the objectives of our executive compensation program have been met without granting additional equity awards to our named executive officers. The Compensation does not anticipate making any equity awards to our named executive officers for the 2013 fiscal year.

In November 2005, we began accounting for equity awards in accordance with the requirements of FASB Statement 123R, and we currently account for equity awards in accordance with the requirements of FASB ASC Topic 718. We do not have a policy of timing equity awards in conjunction with our release of material non-public information.

Other Bonus Arrangements for Our Chief Executive Officer

In February 2011, in recognition of the extraordinary contributions that Mr. Cole has made to our financial success and in order to encourage Mr. Cole to continue to serve as our Chief Executive Officer and President, we entered into a retention bonus agreement with Mr. Cole pursuant to which we paid Mr. Cole a bonus of $100,000 for each of the quarters in our 2011 fiscal year in which Mr. Cole continued to serve as our Chief Executive Officer and President as of the last day of the fiscal quarter. This agreement was effective through fiscal year 2012. During the 2012 and 2011 fiscal years, the total bonus paid was $400,000. This retention bonus agreement expired at the end of fiscal year 2012.

Executive Officers’ Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. After three months of service, we match 100% of the participants’ contributions to their 401(k) plan, up to a maximum of 6% of compensation. General health and welfare benefits and our defined contribution 401(k) plan are provided to substantially all of our full-time U.S. employees. In addition, we provide a car allowance, company car, or both, to each of our named executive officers. We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Steven Hollister, Chair

James Helin

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, our Chief Operating and Financial Officer, and our three other most highly compensated executive officers during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Lecil Cole Chief Executive Officer, President	2012 2011 2010	$526,220 510,893 496,012	$1,176,050 400,000 515,620	$38,225 43,433 57,044	(2)	$1,740,495 954,326 1,068,676

Arthur Bruno Chief Operating Officer, Chief Financial Officer	2012 2011 2010	291,882 283,381 275,127	396,648 — 649,160	44,547 43,228 42,592	(3)	733,077 326,609 966,879

Alan Ahmer Vice President, Processed Product Sales and Production	2012 2011 2010	233,844 227,033 220,420	215,569 — 394,759	34,993 32,580 42,150	(4)	484,406 259,613 657,329

Michael Browne Vice President, Fresh Operations	2012 2011 2010	233,844 227,033 220,420	215,569 — 394,759	49,834 48,118 47,124	(5)	499,247 275,151 662,303

Robert Wedin Vice President, Sales and Fresh Marketing	2012 2011 2010	233,844 227,033 220,420	215,569 — 394,759	39,517 38,461 37,719	(6)	488,930 265,494 652,898

(1)	Reflects amounts that were earned under the cash incentive plan for officers discussed above in the Compensation Discussion and Analysis and, for Mr. Cole, also includes $400,000, $400,000 and $185,000 earned in 2012, 2011, and 2010 under the cash retention bonus agreement discussed above.
(2)	Consists of (i) $9,392 we paid on behalf of Mr. Cole related to health insurance, (ii) $11,196 we paid to Mr. Cole related to a car allowance, (iii) $15,000 of contributions made by us to our 401(k) plan on behalf of Mr. Cole, and (iv) $2,637 we paid on behalf of Mr. Cole related to life insurance.
(3)	Consists of (i) $16,767 we paid on behalf of Mr. Bruno related to health insurance, (ii) $11,196 we paid to Mr. Bruno related to a car allowance, (iii) $15,000 of contributions made by us to our 401(k) plan on behalf of Mr. Bruno, and (iv) $1,584 we paid on behalf of Mr. Bruno related to life insurance.
(4)	Consists of (i) $16,725 we paid on behalf of Mr. Ahmer related to health insurance, (ii) $1,769, which represents the estimated personal usage of a company-leased car (iii) $15,000 of contributions made by us to our 401(k) plan on behalf of Mr. Ahmer, and (iv) $1,499 we paid on behalf of Mr. Ahmer related to life insurance.
(5)	Consists of (i) $23,131 we paid on behalf of Mr. Browne related to health insurance, (ii) $11,196 we paid to Mr. Browne related to a car allowance, (iii) $15,000 of contributions made by us to our 401(k) plan on behalf of Mr. Browne, and (iv) $507 we paid on behalf of Mr. Browne related to life insurance.
(6)	Consists of (i) $11,822 we paid on behalf of Mr. Wedin related to health insurance, (ii) $11,196 we paid to Mr. Wedin related to a car allowance, (iii) $15,000 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin, and (iv) $1,499 we paid on behalf of Mr. Wedin related to life insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)		Maximum ($)
Lecil Cole Chief Executive Officer, President	January 2012	$—	$1,176,050	(2)(3)	$—
Arthur Bruno Chief Operating Officer, Chief Financial Officer	January 2012	—	396,648	(3)	—
Alan Ahmer Vice President, Processed Product Sales and Production	January 2012	—	215,569	(3)	—
Michael Browne Vice President, Fresh Operations	January 2012	—	215,569	(3)	—
Robert Wedin Vice President, Sales and Fresh Marketing	January 2012	—	215,569	(3)	—

(1)	Our current cash bonus plan for officers discussed above under Compensation Discussion and Analysis has minimum thresholds, by officer, but no target or maximum payout amounts. For each performance objective, there is a formula that establishes a specific cash payout for each executive officer based on a percentage of net income (see previous discussion). Amounts shown above in the table reflect amounts that were earned by each officer with respect to the 2012 fiscal year.
(2)	As discussed above under Compensation Discussion and Analysis, in February 2011, we entered into a retention bonus agreement with Mr. Cole pursuant to which we paid Mr. Cole a bonus of $100,000 for each of the quarters in our 2011 fiscal year in which Mr. Cole continued to serve as our Chief Executive Officer and President as of the last day of the fiscal quarter. This agreement was extended through fiscal year 2012. During the 2012 fiscal year, included in the above amount, the total bonus paid was approximately $400,000.
(3)	See the Summary Compensation Table and the discussion under Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

There were no outstanding options or other equity awards held by our named executive officers as of October 31, 2012 pursuant to our 2005 and 2011 Stock Incentive Plans.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

There were no option or other equity award exercises by our named executive officers in fiscal year 2012 pursuant to our 2005 and 2011 Stock Incentive Plans.

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo’s compensation policies and practices. The Compensation Committee also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 2012, the members of our Compensation Committee were Steven Hollister and James Helin, who were both non-employee directors. Neither of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during or prior to the time they served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or compensation committee.

STOCK INCENTIVE PLANS OF CALAVO GROWERS, INC.

The 2005 Stock Incentive Plan, was a stock-based compensation plan, under which employees and directors could be granted options to purchase shares of our common stock. In June 2012, this plan was terminated without affecting the outstanding stock options related to this plan.

In April 2011, our shareholders approved the Calavo Growers, Inc. 2011 Management Incentive Plan (the 2011 Plan). All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2011 Plan. Up to 1,500,000 shares of common stock may be issued by Calavo under the 2011 Plan. As a result of such new plan, no new awards will be made under our 2005 Stock Incentive Plan.

The purpose of the 2011 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its Affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2011 Plan authorizes the granting of the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

•	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	“Non-qualified stock options” that are not intended to be incentive stock options; and

•	Shares of common stock that are subject to specified restrictions.

Subject to the adjustment provisions of the 2011 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2011 Plan and no person shall be granted awards under the 2011 Plan during any 12-month period that cover more then 150,000 shares of common stock.

The 2011 Plan is administered by our Compensation Committee. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2011 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each restricted stock grant, including the number of shares granted, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2011 Plan or of any award under the 2011 Plan.

Under current law, only officers and other employees are entitled to receive incentive stock options. The exercise price for an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option. The 2011 Plan also requires that the exercise price for non-qualified stock options not be less than 100% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2011 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s employment with us.

The Board of Directors may, at any time, amend, discontinue or terminate the 2011 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2011 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Ernst & Young LLP

The following table shows the fees paid or accrued by us for audit and other services provided by EY for fiscal 2012 and 2011 (in thousands).

	2012	2011
Audit Fees (1)	$1,151	$1,090
Audit-Related Fees	—	—
All Other Fees	—	—
Tax Fees (2)	291	256

Total	$1,442	$1,346

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	For fiscal year 2012, tax fees principally included tax compliance fees of approximately $199,000, and tax advice fees totaling approximately $92,000. For fiscal year 2011, tax fees principally included tax compliance fees of approximately $172,000, and tax advice fees totaling approximately $84,000.

All services rendered by Ernst & Young LLP were pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services to be performed for us by Ernst & Young LLP. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Pursuant to this policy, the Board delegated such authority to the Chairman of the Audit Committee. All pre-approval decisions must be reported to the Audit Committee at its next meeting. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Egidio Carbone, Chairman

George H. Barnes

John M. Hunt

Steven Hollister

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2012, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN OR ORAL REQUEST TO CALAVO GROWERS, INC., 1141-A CUMMINGS ROAD, SANTA PAULA, CALIFORNIA 93060, TELEPHONE (805) 525-1245, ATTENTION ARTHUR J. BRUNO. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2013

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Lecil E. Cole and J. Link Leavens, and each of them, as the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held at 15765 W. Telegraph Road, Santa Paula, California, 93060 on Wednesday, April 24, 2013 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE THIRTEEN DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AND (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 LISTED ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	☐	FOR ALL NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “For ALL EXCEPT” box and strike a line through the name(s) of the nominees(s) below)	☐	* CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times thirteen. For example, if you own 100 shares, you are entitled to cast 1,300 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
01) Lecil E. Cole		Votes FOR

02) George H. Barnes		Votes FOR

03) James D. Helin		Votes FOR

04) Donald M. Sanders		Votes FOR

05) Marc L. Brown		Votes FOR

06) Michael A. DiGregorio		Votes FOR

07) Scott Van Der Kar		Votes FOR

08) J. Link Leavens		Votes FOR

09) Dorcas H. Thille (McFarlane)		Votes FOR

10) John M. Hunt		Votes FOR

11) Egidio Carbone, Jr.		Votes FOR

12) Harold Edwards		Votes FOR

13) Steven Hollister		Votes FOR

Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2013	4. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, knows of no other business to be presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT

☐ FOR	☐ AGAINST	☐ ABSTAIN

I (WE) WILL	☐	WILL NOT	☐	ATTEND THE MEETING IN PERSON.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK	Dated: , 2013

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.